Exhibit 99.1

SatCon Receives $1.8 Million Order for Rotary Uninterruptible Power Supply

Wednesday September 29, 8:00 am ET

CAMBRIDGE, Mass.—(BUSINESS WIRE)—Sept. 29, 2004—SatCon Technology Corporation® (Nasdaq NM: SATC - News), a developer and manufacturer of power electronics and control systems, today announced that it received a $1.8 million purchase order for an initial installation of a 2.2 megawatt Rotary Uninterruptible Power Supply (RUPS). Included in the purchase order is an option for a second UPS for $1.5 million. Baldwin Technologies in College Park, Maryland served as the engineering and manufacturer’s representative for this sale and the final customer is the National Institute of Standards and Technology in Boulder, Colorado. Delivery of the first unit is expected in the first calendar quarter of 2005. “We’ve been looking forward to this order for some time,” said David Eisenhaure, president and CEO of SatCon Technology. “We installed our first 2.2 Megawatt system last year in Toronto, Canada and it has proven itself over and over again by providing continuous power during multiple outages and brownouts at the facility over the past year. With that installation we were able to go out and market our UPS as a product and not just a technology. Since then, we’ve had serious interest from several potential customers which we now hope will result in more orders in the future.”

SatCon’s Rotary UPS is designed to provide both high-quality power during normal operation and to prevent any interruption of electricity to critical manufacturing, information, or service operations in case of power grid failures such as black-outs and brown-outs. For more information on SatCon’s Rotary UPS please visit our website at www.satcon.com or contact Mike Gibson, SatCon Power Systems, at 248-363-2594. The contract was awarded on GSA Federal Supply Schedule (GSO7F0718N) through Baldwin Technologies, Inc. as a turn-key solution including design, delivery and installation. For additional information on Baldwin Technologies please visit www.baldwintec.com.

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power control systems for critical military systems, alternative energy and high-reliability industrial automation applications. Products include inverter electronics from 5 kilowatts to 5 megawatts, power switches, and hybrid microcircuits for industrial, medical, military and aerospace applications. SatCon also develops and builds digital power electronics, high-efficiency machines and control systems for a variety of defense applications with the strategy of transitioning those technologies into multiyear production programs. For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. There can be no assurance that the Company or its representative will receive the option in this purchase order or receive any future orders for the Rotary UPS system. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.